Exhibit 3.43

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
DUKE ENERGY HANGING ROCK II, LLC

1.                                      The name of the Limited Liability Company:  Duke Energy Hanging Rock II, LLC

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows:

Article 1 is amended to show a change of name:                            As amended the name of the limited liability company is DYNEGY HANGING ROCK II, LLC

Article 2 is amended to show a change of Registered Office and Registered Agent.  The Registered Office address of the limited liability company in the State of Delaware is changed to 1675 South State Street, Suite B, in the City of Dover, County of Kent 19901.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 2nd day of     April          , A.D. 2015.

By:	/s/ Kelly D. Tlachac
Kelly D. Tlachac, Authorized Person